Consent of Independent Auditors

We consent to the inclusion in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR of Clarion Partners Real Estate Income Fund Inc. of our report dated February 15, 2024, relating to the consolidated financial statements of Mosaic at Largo JV LLC as of December 31, 2023 and 2022, and for the years then ended, which appear in such Report.

/s/ Baker Tilly US, LLP

Frisco, Texas

March 1, 2024